EXHIBIT 23.15


                      CONSENT OF BEAR, STEARNS & CO. INC.

We hereby consent to the inclusion in the Joint Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4 of Iron Mountain Incorporated of our opinion letter dated September 26, 1997 to the Board of Directors of Iron Mountain Incorporated attached as Annex VIII thereto and to the reference to such opinion and to our firm therein. We also confirm the accuracy in all material respects of the description and summary of such fairness opinion and the description summary of our analyses, observations, beliefs and conclusions relating thereto, set forth under the heading "Background of the Merger and the Other Arcus Proposals--Opinion of Financial Advisor to Iron Mountain" therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.



                                                  BEAR, STEARNS & CO. INC.



                                                  By: /s/ Richard De Rose
                                                      -------------------
                                                     Richard De Rose
                                                     Managing Director

November 26, 1997